Exhibit 10.1

Execution Version

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into between James M. Piccone (“Employee”) and Resolute Energy Corporation, a Delaware corporation (the “Company”). Employee and the Company are jointly referred to herein as the “Parties.”

WHEREAS, on November 6, 2017, the Company sold its Aneth Field assets to a subsidiary of Elk Petroleum Limited (Elk Petroleum Limited and its subsidiaries and affiliates are collectively referred to herein as “Elk”) (the disposition is referred to herein as the “Transaction”);

WHEREAS, in connection with the Transaction, Employee will join Elk as the Chief Executive Officer and resign from his position as officer and director of the Company and its subsidiaries as of the Termination Date (as defined below);

NOW, THEREFORE, in consideration of the foregoing and following representations, warranties, covenants and agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Resignation and Termination of Employment.

Employee hereby resigns from his position as President and as a member of the Board of Directors of the Company and from any other officer or board positions of the Company’s subsidiaries effective as of 12:01 a.m. Denver time on January 1, 2018 (the “Termination Date”).

Section 2. Effective Date.

The effective date of this Agreement is the date which is eight (8) days after the date Employee executes this Agreement (the “Effective Date”), unless earlier revoked pursuant to Section 6.

Section 3. Separation Benefits; LTI Acceleration.

(a) Severance Payment. Pursuant to Section 5(a)(i)-(ii) of that certain Employment Agreement by and between the Company and Employee dated January 1, 2017 (the “Employment Agreement”), the Company will pay Employee the sum total of One Million Six Hundred Sixty Thousand dollars and No cents ($1,660,000.00), less all authorized deductions and withholdings for applicable federal, state and local taxes (the “Severance Payment”). In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” ), the Severance Payment will be payable in accordance with Schedule I attached hereto, with the first payment payable on the first payroll date in February 2018.

Separation Agreement and Release

James M. Piccone

(b) 2017 STI Payment. Pursuant to Section 5(a) of the Employment Agreement, the Company will pay Employee any earned but unpaid STI Payment for the calendar year prior to the Termination Date, such amount as determined by the Company’s Board of Directors in its reasonable discretion consistent with the determination of 2017 STI Payments for currently employed executives of the Company (the “2017 STI Payment”). The 2017 STI Payment will be paid out in the ordinary course when all other executive officers of the Company receive such payment, but in no event later than March 31, 2018.

(c) Pro-Rata Bonus. Employee acknowledges and agrees that no Pro-Rata Bonus for 2018 has been earned nor shall one be payable pursuant to Section 5(a)(iii) of the Employment Agreement.

(d) Business Expenses. Pursuant to Section 5(a) of the Employment Agreement, the Company will pay Employee for any unreimbursed Business Expenses through the Termination Date, provided that, any requests for reimbursement and supporting documentation is submitted for such expenses within sixty (60) days of the Termination Date. All reimbursements shall be made as soon as reasonably practicable after Employee submits supporting documentation for such expenses, and in no event later than December 31, 2018.

(e) Group Health Coverage. Employee currently waives his right to payment or reimbursement of medical expenses under Section 5(a)(iv) of the Employment Agreement, but if at any time within a period of twenty-four (24) months following the Termination Date Employee loses health care coverage, Employee shall have the right to elect such payment or reimbursement of medical expenses under Section 5(a)(iv) of the Employment Agreement, which payments or reimbursements shall cover the remaining months in such twenty-four (24) month period following the Termination Date.

(f) Acceleration of Unvested Time-Based LTI Grants. Pursuant to Section 5(a)(v) of the Employment Agreement, on the Termination Date all unvested time-based LTI Grants (which, for avoidance of doubt, shall include performance based awards for which the performance metrics were achieved prior to the Termination Date) held by Employee shall immediately and automatically vest in full. The foregoing shall apply to Employee’s specific outstanding time-based LTI Grants as follows (all applicable LTI Grant award agreements listed in this Section 3(f) and (g) below are referred herein as the “Award Agreements”):

i. Acceleration of restricted cash incentive awards (time and performance based) awarded pursuant to the Award Agreements dated May 5, 2015 and February 18, 2016, in the aggregate amount of One Million Three Hundred Thirty-Four Thousand Seven Hundred Seventy Five dollars and No cents ($1,334,775.00), less all authorized deductions and withholdings for applicable federal, state and local taxes, payable at the time set forth in the applicable Award Agreements as if Employee had not terminated, and specifically as set forth on Schedule II attached hereto;

ii. Acceleration of 21,768 shares of time-based restricted common stock of the Company granted pursuant to the Grant Agreement dated February 7, 2017;

Separation Agreement and Release

James M. Piccone

iii. Acceleration of 67,870 options to purchase shares of the Company’s common stock granted pursuant to the Stock Option Agreements dated May 5, 2015 and February 18, 2016, with (A) all outstanding “incentive stock options” (including those that were vested prior to the Termination Date) to remain outstanding and exercisable in accordance with the terms of the Award Agreements; provided that, the Company may, in its sole discretion, choose to extend the exercise period to December 31, 2018, but there is no obligation to do so, and (B) all other stock options (including those that were vested prior to the Termination Date) to remain exercisable through December 31, 2018; provided that, with respect to (A) and (B), in the event of Employee’s death or Disability between January 1, 2018 and March 31, 2018, the options may be exercisable beyond the periods noted in this paragraph pursuant to the terms of the Award Agreements governing such options; and

iv. Acceleration of 162,222 cash-settled stock appreciation rights granted pursuant to the Grant Agreement dated February 18, 2016, with all outstanding cash-settled stock appreciation rights (including those that were vested prior to the Termination Date) to remain outstanding and exercisable through December 31, 2018; provided that, in the event of Employee’s death or Disability between January 1, 2018 and March 31, 2018, the stock appreciation rights may be exercisable beyond December 31, 2018 pursuant to the terms of the Award Agreements governing such stock appreciation rights.

(g) Acceleration of Unvested Performance-Based LTI Grants. Pursuant to Section 5(a)(vi) of the Employment Agreement, 21,767 shares of performance-based restricted stock and 21,767 “Outperformance Shares” (each granted pursuant to the Grant Agreement dated February 7, 2017) shall remain outstanding through the end of the respective performance period, and shall be deemed earned and vested at the end of the respective performance period to the extent that the performance thresholds applicable to such awards are met on the applicable measurement dates, as determined by the Company’s Board of Directors in its reasonable discretion and in accordance with the terms of the above mentioned Grant Agreement. Outperformance Shares that vest in accordance with this paragraph shall be earned and payable as set forth in the Grant Agreement as if Employee had not terminated employment.

(h) 2017 401(k) Match. Employee shall be entitled to receive his eligible portion of the Company’s 401(k) match for 2017.

Section 4. Acknowledgement of Paid Wages.

Except for the payments described in Section 3, Employee acknowledges that on or before the Termination Date, the Company paid Employee all wages, including, if applicable, any paid vacation, bonus, cash incentive, time or performance based cash award, equity or cash-settled stock appreciation rights, restricted stock, stock options, or other equity, equity-related or cash incentive award, sick or other leave time due and owing through the Termination Date. Except for the payments described in Section 3, Employee further acknowledges and agrees that he has earned no further vacation, sick pay, bonus, cash incentive, time or performance based

Separation Agreement and Release

James M. Piccone

cash award, equity or cash-settled stock appreciation rights, restricted stock, stock options, or other equity, equity-related or cash incentive award, including without limitation under the Company’s 2009 Performance Incentive Plan or STI Plan, or otherwise. Therefore, except as provided for in Section 3, Employee acknowledges that he is not entitled to any other wages, salary, reimbursement, vacation, sick pay, bonus, cash incentive, time or performance based cash award, equity or cash settled stock appreciation rights, restricted stock, stock options, or other equity, equity-related or cash incentive award, benefit, interests or other amounts or opportunities from the Company.

Section 5. Release and Waiver.

Except for any continuing general obligations owed by the Company to Employee pursuant to Section 11 of the Employment Agreement or the Award Agreements, or as otherwise provided herein, Employee forever settles, releases, waives, and acquits the Company, and all of its agents, employees, subsidiaries, affiliates, shareholders, members, managers, owners, parents, directors, officers, successors, and predecessors, past and present (the “Released Parties”) on each and every claim, which exists as of the date Employee executes this Agreement, whether known or unknown, arising out of or relating to Employee’s employment with or separation from the Company including, without limitation, claims for the following:

(a) Those claims which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company or the termination thereof; (ii) statements, acts or omissions by the Released Parties; (iii) express or implied agreements between the Parties (except as provided herein) and claims under any severance plan (iv) any stock, stock option, stock appreciation rights or other equity or equity-related grant, agreement, or plan, except as provided herein expressly to the contrary, or (v) any bonus, restricted cash, performance cash, deferred bonus or other grant, agreement or plan, except as provided herein expressly to the contrary. This release shall not apply to or affect Employee’s rights to vested benefits under the Company’s employee benefit plans and programs, his rights to indemnification, his rights under officer and director policies, and the Employee’s rights as a stock holder of the Company.

(b) Alleged violations of the following laws, each as amended: The Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq., as amended, including as amended by The Older Workers Benefit Protection Act, Pub. Law 101-433, 104 Stat. 978 (1990); Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-e, as amended; the Americans with Disabilities Act, as amended; the Civil Rights Acts of 1866, 1871, and 1991; the Navajo Preference in Employment Act, 15 N.N.C. § 601 et seq.; the Family and Medical Leave Act, as amended; the Equal Pay Act of 1963; the Employee Retirement and Income Security Act; the Colorado Anti-Discrimination Act; and any other federal, state, or local employment statute, law, or ordinance, including any and all claims of employment discrimination based on race, color, creed, religion, national origin, sex, age, marital status, pregnancy, genetic information, disability, sexual orientation, lawful off-duty conduct, other protected class or retaliation.

(c) Any and all common law claims such as wrongful discharge, violation of public policy, defamation, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, invasion of privacy, and retaliation, including retaliation and other common law claims.

Separation Agreement and Release

James M. Piccone

(d) Any and all claims for any of the following: money damages, including actual, compensatory, liquidated or punitive damages, equitable relief such as reinstatement or injunctive relief, front or back pay, wages, benefits, sick pay, vacation pay, costs, interest, expenses, attorneys’ fees, or any other remedies.

(e) Any and all past, present, or future claims for grievances that Employee may have; and Employee understands that this release does not bar him from filing a charge or testifying, assisting or participating in any charge brought by others with any governmental agency, including for example the United States Equal Employment Opportunity Commission or the Colorado Civil Rights Division, although in any such charge Employee hereby agrees to waive any personal recovery.

(f) Employee acknowledges and agrees that the Company does not owe and will not owe, and furthermore waive and expressly release the Company from any claim for, any attorney fees, costs or other expenses, other than legal fees and expenses related to this Agreement or Employee’s Employment Agreement.

(g) The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

Section 6. Acknowledgement of Waiver of Claims Under the ADEA.

Employee acknowledges that he is over the age of forty (40), and, therefore, has special rights under a federal law known as the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, including as amended by the Older Workers Benefit Protection Act. Employee has a right to be free from age discrimination in all aspects of his employment relationship with the Company. Employee also understands that he is giving up the right to sue the Company for age discrimination by signing this Agreement. Employee acknowledges that by signing this Agreement, he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA. Employee further acknowledges that $500.00 of the amount paid hereunder as consideration is apportioned for the release of any and all claims Employee may have arising under the ADEA (the “Age-Apportioned Amount”), and the remainder of the amount paid as consideration for the release is apportioned to the release of any and all other claims Employee may have. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was otherwise entitled. Employee further acknowledges that he has been advised in writing by this Agreement as required by the ADEA that:

(a) Employee has the right to and is advised to consult with an attorney prior to executing this Agreement;

Separation Agreement and Release

James M. Piccone

(b) Employee has up to twenty-one (21) calendar days in which to consider whether to sign this Agreement, but may choose to execute the Agreement earlier. Employee acknowledges and agrees that if he signs this Agreement he has entered into this Agreement voluntarily. Employee acknowledges and agrees that if he signs this Agreement before the end of the twenty-one (21) day period, it will be his personal, voluntary decision to do so and he has not been pressured to make a decision sooner.

(c) Employee has seven (7) days following the execution of this Agreement to revoke the Agreement (“Revocation Period”). If Employee chooses to revoke the Agreement, Employee must provide written notice to Michael Stefanoudakis, Executive Vice President, Corporate Development/Strategy, General Counsel and Secretary, by hand-delivery, or by email and facsimile (email address: mstefanoudakis@ResoluteEnergy.com; facsimile number: 303-623-3628) within seven (7) calendar days of Employee’s execution of this Agreement.

(d) This Agreement shall not be effective until the Revocation Period has expired. Accordingly, as provided in Section 2, the Agreement is effective on the eighth (8th) day following Employee’s execution of the Agreement unless revoked pursuant to paragraph (c), above. If Employee chooses to sign this Agreement, Employee agrees to send a copy to Michael Stefanoudakis, Executive Vice President, Corporate Development/Strategy, General Counsel and Secretary, in the manner specified in Section 6 Paragraph (c).

Section 7. Return of Corporate and Personal Property.

Unless otherwise assigned or transferred to Elk in connection with the Transaction, Employee hereby covenants and agrees that as of the Termination Date, Employee returned all documents, keys, credit cards, cellular phones, computers, computer equipment, keycards and all other items which are the property of the Company or any of its subsidiaries and/or which contain information which the Company considers or deems confidential as well as any and all materials of any kind and in whatever medium, including, without limitation, all hard disk drive and diskette, CD or DVD data, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes that Employee has obtained during the course of employment with the Company. Unless otherwise consented to by the Company in connection with the Transaction, Employee also agrees not to download, transfer or alter any information or data contained on any computers owned by the Company on or before the Termination Date, whether such actions are done by Employee or by third parties at his direction. The Company acknowledges that the framed Navajo Rug located by the executive offices of the Company and the Nathan Ables painting located in the Company’s reception area are the property of Employee and shall be returned to Employee at a mutually convenient time. The Company and employee also acknowledge that all furniture, artwork and other items that were located in Employee’s office belong to employee and have been returned to Employee.

Separation Agreement and Release

James M. Piccone

Section 8. Confidentiality; Non-Compete; Non-Disparagement.

(a) Employee acknowledges and agrees that the restrictions and obligations of Employee set forth in Sections 7 (except for any Intellectual Property transferred as part of the Transaction), 8, 9 and 10 of the Employment Agreement shall continue to apply and be in full force and effect, including all applicable remedies (which may be set forth in other sections of the Employment Agreement); provided, however, that the Company waives the application of any such restrictions or obligations in relation to Employee’s employment with , and performance of job duties for, Elk as a result the Transaction.

(b) The Parties acknowledge and agree that the terms of the Agreement are amicable and acceptable, and that Employee will not malign, defame, blame, or otherwise disparage the Company, either publicly or privately, regarding the past or future business or personal affairs of either the Company or any of the Released Parties. Similarly, the Company shall not, and shall order its officers and directors not to, malign, defame, blame, or otherwise disparage the Employee, either publicly or privately, regarding his past or future business or personal affairs.

Section 9. Attorneys’ Fees and Costs.

Employee understands and agrees that if Employee violates any of the commitments Employee has made in this Agreement, Employee may be required to repay any payments and benefits provided in this Agreement, other than the Age-Apportioned Amount, and that the provisions of the Employment Agreement shall control regarding attorney’s fees, costs and expenses incurred by either Party in enforcing the Agreement.

Section 10. No Waiver of Breaches of Agreement.

The failure of either Party to insist upon strict compliance by the other Party with any of the covenants or restrictions contained in this Agreement shall not be construed as a waiver, nor shall any course of action deprive either Party of the right to require strict compliance with this Agreement.

Section 11. Employment Agreement; Complete Agreement and Modifications.

(a) Except as otherwise provided or modified herein, the terms of the Employment Agreement and the Award Agreements, including but not limited to, Section 6(a)(iii) of the Employment Agreement and any confidentiality and restrictive covenants, shall continue to apply and be in full force and effect.

(b) This Agreement constitutes the entire agreement between Employee and the Company with regard to the subject matter of this Agreement and, except as otherwise stated herein, shall supersede any and all prior and contemporaneous representations, contracts or agreements of any nature with regard to the subject matter of this Agreement.

Separation Agreement and Release

James M. Piccone

(c) Any modification of any provision of this Agreement shall not be valid unless in writing and executed by the Parties. Employee further agrees that the only representations made to him in order to obtain his consent to this Agreement are stated herein and that he is signing this Agreement voluntarily and without coercion, intimidation or threat of retaliation and after ample opportunity for consultation with legal counsel.

Section 12. Knowing Waiver.

Employee represents that he has read this Agreement, discussed it with his attorney or had an ample opportunity to do so, and understands each of the terms of this Agreement. Employee further understands that he has entered into and executed this Agreement voluntarily and willingly.

Section 13. Taxation; Section 409A.

The compensation provided under this Agreement is intended to comply with or be exempt from the statutory provisions of Section 409A of the Code and any Treasury Regulations and other interpretive guidance issued thereunder (collectively “Code Section 409A”) and, notwithstanding anything herein to the contrary, this Agreement shall be construed and administered in accordance with such intent. In no event does the Company guarantee any particular tax consequences, outcome or tax liability to Employee. No provision of this Agreement shall be interpreted or construed to transfer any liability imposed on Employee under the Code, including any liability due to a failure to comply with the requirements of Code Section 409A, from Employee or any other individual to the Company or its subsidiaries, affiliates or successors. In the event the Company determines that any compensation payable hereunder may violate applicable requirements of Code Section 409A, the Company (without any obligation to do so or obligation to indemnify Employee for any failure to do so) may adopt, without the consent of Employee, such amendments to this Agreement or take any other actions that the Company in its sole discretion determines are necessary or appropriate for such compensation to either (a) be exempt from the requirements of Code Section 409A or (b) comply with the applicable requirements of Code Section 409A. Whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and Employee shall have no right (directly or indirectly) to determine the year in which such payment is made. Any separately identified payment in this Agreement shall be deemed a separate payment for purposes of Code Section 409A, and any payments to be made in installments shall be deemed to be a series of separate payments for purposes of Code Section 409A.

Section 14. Severability.

If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

Separation Agreement and Release

James M. Piccone

Section 15. Successors and Assigns.

The benefits and obligations under this Agreement shall be binding upon and shall inure to and may be enforced by the Company and its successors and by Employee and Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 16. Counterparts.

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

Section 17. Recitals.

The recitals (together with the defined terms contained therein) are intended to be substantive provisions of this Agreement and are incorporated by this reference into this Agreement as a substantive part of this Agreement.

Section 18. Applicable Law; Venue.

The parties agree that this Agreement is governed by and shall be construed and enforced in accordance with Colorado law, excluding its choice-of-law principles, except where federal law may preempt the application of state law and also agree that this Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. In the event of any dispute, the Parties agree that the venue, jury-trial waiver and arbitration provisions of the Employment Agreement shall govern.

Section 19. Cooperation.

Employee agrees to cooperate reasonably with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Without limiting the generality of the foregoing, Employee will make himself reasonably available, in a manner that does not interfere with his job responsibilities for Elk or any subsequent employer, for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation. The Company will pay for all of Employee’s cost and expenses with respect to such cooperation and shall compensate Employee for any significant time spent providing such cooperation at a reasonable rate to be agreed upon among the Parties.

Section 20. Definitions.

All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Employment Agreement.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and Release on the dates written below.

EMPLOYEE

/s/ James M. Piccone James M. Piccone	1/1/2018 Date
RESOLUTE ENERGY CORPORATION
By: /s/ Richard F. Betz	1/1/2018
Richard F. Betz,	Date
Chief Executive Officer

Signature Page to Separation Agreement and Release (Piccone)

Schedule I

Severance Payments

Month/Year	$ Amount
Jan-18	$—
Feb-18	$69,166.67
Mar-18	$69,166.67
Apr-18	$69,166.67
May-18	$—
Jun-18	$—
Jul-18	$207,500.00
Aug-18	$69,166.67
Sep-18	$69,166.67
Oct-18	$69,166.67
Nov-18	$69,166.67
Dec-18	$69,166.67
Jan-19	$69,166.67
Feb-19	$69,166.67
Mar-19	$69,166.67
Apr-19	$69,166.67
May-19	$69,166.67
Jun-19	$69,166.67
Jul-19	$69,166.67
Aug-19	$69,166.67
Sep-19	$69,166.67
Oct-19	$69,166.67
Nov-19	$69,166.67
Dec-19	$69,166.67
Jan-20	$69,166.67

$1,660,000.00

Schedule II

Restricted Cash Payments

Month/Year	$ Amount
Feb-18	$154,111.00
May-18	$1,026,553.00
Feb-19	$154,111.00

$1,334,775.00